Exhibit 99

RFM Announces M2M Strategy Focus and Cost Savings Initiatives to Return to Profitability

DALLAS--(BUSINESS WIRE)--RF Monolithics, Inc. (NASDAQ:RFMI) (RFM or the “Company”), a leading developer and supplier of components and M2M modules, today announced a refined M2M strategy and cost savings initiatives intended to enable it to become profitable and strengthen positive cash flow in early calendar year 2009. These measures allow RFM to focus its resources on the development and sale of high performance modules and component products for the M2M market, as well as its traditional markets, and include discontinuing RFM’s Aleier software and services business.

David M. Kirk, President and Chief Executive Officer of RFM commented, “We are focusing the Company on its core strengths of modules and components that are still targeted on growth. In reviewing the M2M market, we have determined that some segments of it are moving forward faster than others and that some opportunities lie more within our core competency than others. We note that competitors in the M2M space have experienced slowness in the overall market to develop. Therefore, we have refined our focus in this market to hardware opportunities based upon our technical and market expertise and away from software and service opportunities.

“Additionally, in our earnings conference call with investors in June, we stated we would be monitoring key events and looking at right-sizing the business with the goal of returning to profitability and positive cash flow. We have conducted a thorough evaluation of the opportunities and cost levels in our various businesses and have made the hard decisions to bring them into proper balance. These actions, although never pleasant, are necessary and will facilitate our return to profitability and positive cash flow in early calendar year 2009.”

M2M Market Focus

The Company believes that, in most every facet of business, networked and intelligent devices will coordinate and optimize everyday functions to provide better service to implementers and to make businesses more competitive. M2M is a highly fragmented market with multiple niches, each of which must be addressed individually. Industry-wide, the M2M growth curve still has not reached a critical upward inflection point, and RFM is refocusing its efforts based on historic strengths as a provider of hardware components and modules to a variety OEMs and system integrators in a wide range of applications. RFM is committed to developing and providing the technology, as well as positioning the Company to fully capitalize on multiple M2M opportunities.

Cost Savings Initiatives

The Company anticipates that discontinuing its software and services business and other recent initiatives will allow it to save approximately $3 million in fiscal 2009. This action will result in a workforce reduction of approximately seventeen percent (17%). The Company will treat the Aleier subsidiary as a discontinued operation in its financial statements. Preliminary analysis indicates for the nine months ended May 31, 2008, the discontinued software and services operation incurred a $1.5 million loss on a GAAP basis, compared to a Company consolidated loss of $1.4 million.

The Company estimates impairment and restructuring charges of approximately $3.0 million in the current quarter in connection with the cessation of the Aleier operations and other cost savings initiatives. Approximately $2.2 million of the impairment and restructuring charges will be a non-cash reduction of the carrying value of certain assets. The Company anticipates cash charges of $800,000 related to severance, other employee related costs and business closure costs. The cash impact of these costs will be throughout fiscal year 2009.

RFM expects to release its fourth fiscal quarter 2008 and fiscal year-end results October 23, 2008 that reflect the effect of these actions. Further details will be available when the Company files its Form 10-K Annual Report for fiscal year-end 2008 with the Securities and Exchange Commission.

About RFM

RFM, headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications – from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RFM, please visit the Company’s website at www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the strategies, plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, successful transition to a fabless business model, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2007. We do not assume any obligation to update any information contained in this release.

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com
or
RF Monolithics, Inc.
Carol Bivings, 972-448-3767
Director, Investor Relations